EXHIBIT 99.1

Contact:	Damon Elder
(949) 270-9207
delder@ahinvestors.com

Griffin-American Healthcare REIT IV Acquires
Charlottesville Medical Office Building in Virginia

RICHMOND, VA (Sept. 28, 2016) – American Healthcare Investors and Griffin Capital Corporation, the co-sponsors of Griffin-American Healthcare REIT IV, Inc., announced today that the REIT has acquired Charlottesville Medical Office Building, an approximately 74,000-square-foot class A medical office building in the Virginia city of Charlottesville, located approximately 70 miles from the state capital of Richmond.

Built in 2001, the three-story Charlottesville Medical Office Building is 100 percent leased to Martha Jefferson Hospital, University of Virginia Physicians Group and the United States of America, acting through the Department of Veterans Affairs. The 176-bed Martha Jefferson Hospital, a member hospital of Sentara Healthcare, is located adjacent to Charlottesville Medical Office Building and leases approximately 69 percent of the building, in which it provides a variety of medical services, including internal medicine, neurosciences and health and wellness cardiopulmonary rehabilitation. Sentara Healthcare operates more than 100 healthcare sites in Virginia and North Carolina and has a Moody’s investment grade rating of Aa2.

“Charlottesville Medical Office Building is an attractive acquisition for Griffin-American Healthcare REIT IV,” said Danny Prosky, a principal of American Healthcare Investors and president and chief operating officer of Griffin-American Healthcare REIT IV. “The property is located adjacent to a well-performing hospital and is home to a group of exceptional tenants — qualities that we prize when evaluating potential acquisitions.”

Charlottesville Medical Office Building was acquired from PJP Building Five, L.C., an unaffiliated third party represented by Scott Adams and Lee Asher of CBRE. Griffin-American Healthcare REIT IV financed the acquisition using cash on hand.

Additionally and separate from the acquisition of Charlottesville Medical Office Building, as of Sept. 28, 2016, the REIT has executed purchase and sale agreements to acquire five additional healthcare buildings for an aggregate purchase price of approximately $56 million. These pending acquisitions are subject to customary closing conditions and the satisfaction of other requirements as detailed in the respective agreements, and therefore, no assurance can be given regarding the closing of any of these acquisitions.

About American Healthcare Investors, LLC
American Healthcare Investors is an investment management firm that specializes in the acquisition and management of healthcare-related real estate. One of the world’s largest managers of healthcare real estate, the company oversees an approximately 30 million-square-foot portfolio valued at more than $8 billion, based on aggregate purchase price, on behalf of multiple investment programs that include thousands of individual and institutional investors. As of June 30, 2016, this international portfolio includes approximately 600 buildings comprised of medical office buildings, hospitals, senior housing, skilled nursing facilities and integrated senior health campuses located throughout the United States and the United Kingdom. The company and its principals have completed approximately $25 billion in aggregate acquisition and disposition transactions, approximately $15 billion of which have been healthcare-related. American Healthcare Investors is committed to providing investors with access to the potential benefits that healthcare-related real estate ownership can provide. For more information regarding American Healthcare Investors, please visit www.AmericanHealthcareInvestors.com.

About Griffin-American Healthcare REIT IV, Inc.
Griffin-American Healthcare REIT IV, Inc. intends to elect to be taxed as a real estate investment trust for federal income tax purposes beginning with its taxable year ending December 31, 2016, and it intends to continue to be taxed as a REIT. Griffin-American Healthcare REIT IV intends to build a balanced and diversified portfolio of healthcare real estate assets, focusing primarily on medical office buildings, hospitals, skilled nursing facilities, senior housing and other healthcare-related facilities.

The REIT is co-sponsored by American Healthcare Investors and Griffin Capital Corporation. For more information regarding Griffin-American Healthcare REIT IV, please visit www.healthcarereitiv.com.

About Griffin Capital Corporation
Griffin Capital Corporation (“Griffin Capital”) is a privately-held, Los Angeles headquartered investment and asset management company with a 21-year track record sponsoring real estate investment vehicles and managing institutional capital. Led by senior executives with more than two decades of real estate experience who have collectively closed transactions representing over $22 billion in value, Griffin Capital and its affiliates have acquired or constructed approximately 55 million square feet of space since 1995. Griffin Capital and its affiliates own, manage, sponsor and/or co-sponsor a portfolio consisting of approximately 38 million square feet of space, located in 29 states and the United Kingdom, representing approximately $6.6* billion in asset value, based on purchase price, as of June 30, 2016.

*Includes the property information related to interests held in certain joint ventures.

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This release contains certain forward-looking statements, including statements with respect to the performance of Charlottesville Medical Office Building, the potential value derived from the property and the closing of pending acquisitions. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: the uncertainties relating to the medical needs and local economy of Charlottesville, Virginia; the strength and financial condition of Charlottesville Medical Office Building and its tenants; the uncertainties regarding the satisfaction of closing conditions and other requirements related to pending acquisitions; the uncertainties relating to changes in general economic and real estate conditions; the uncertainties regarding changes in the healthcare industry; the uncertainties relating to the implementation of Griffin-American Healthcare REIT IV’s real estate investment strategy; and other risk factors as detailed from time to time in Griffin-American Healthcare REIT IV’s periodic reports, as filed with the Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events.